Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 9 to the Registration Statement of Intensity Therapeutics, Inc. on Form S-1 to be filed on or about October 3, 2022 of our report dated February 25, 2022, on our audits of the financial statements as of December 31, 2021 and 2020 and for each of the years then ended. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

EISNERAMPER LLP

New York, New York

October 3, 2022